                                                                    Exhibit 12.1
                                                                    ------------

                     Tokheim Corporation and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                     (Amounts in thousands except ratios)

                                                                                                Three
                                                                                             Months Ended
                                                    Year Ended November 30,                   February 28,
                                            1994     1995     1996      1997      1998      1998       1999
                                           ------   ------   -------   -------   -------   -------   --------
Fixed charges:
  Interest expense.......................  $3,058   $3,588   $ 7,793   $17,288   $20,079   $ 4,144   $ 12,468
  Rent expense...........................     359      662       945     1,368     2,121       530        513
  Preferred stock dividends..............   1,617    1,580     1,543     1,512     1,484       374        374
                                           ------   ------   -------   -------   -------   -------   --------
    Total fixed charges..................   5,034    5,830    10,281    20,168    23,684     5,048     13,355
                                           ------   ------   -------   -------   -------   -------   --------

Earnings available for fixed charges:
  Earnings (loss) before income taxes....   1,932    3,270    (1,229)    5,197    (2,698)   (5,306)   (14,571)
  Add: fixed charges.....................   5,034    5,830    10,281    20,168    23,684     5,048     13,355
                                           ------   ------   -------   -------   -------   -------   --------
    Total earnings available for fixed
      charges............................  $6,966   $9,100   $ 9,052   $25,365   $20,986   $  (258)  $ (1,216)
                                           ======   ======   =======   =======   =======   =======   ========

Ratio of earnings to fixed charges.......     1.4x     1.6x      0.9x      1.3x      0.9x     (0.1)x    (0.1)x
                                           ======   ======   =======   =======   =======   =======   ========

Note: For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, the portion of rental expense assumed to represent interest and dividends on the ESOP Preferred Stock which services the Guaranteed ESOP Obligation. Earnings were insufficient to cover fixed charges by $1,229, $2,698, $5,306, and $14,571 for the fiscal years ended November 30, 1996 and 1998, and the three months ended February 28, 1998 and 1999, respectively.